UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2012

FIRST COMMUNITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-19297	55-0694814
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

P.O. Box 989 Bluefield, Virginia	24605-0989
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (276) 326-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On November 2, 2012, First Community Bancshares, Inc. (the “Company”) announced by press release its earnings for the third quarter of 2012. A copy of the press release is attached hereto as Exhibit 99.1.

Item 7.01 Regulation FD Disclosure.

On November 2, 2012, the Company held a public conference call to discuss its financial results for the quarter ended September 30, 2012. The conference call was previously announced in the earnings release dated November 2, 2012. The following are the prepared remarks.

John M. Mendez, Chief Executive Officer –

At the outset, I would like to extend our best wishes and prayers to those who have been impacted by Hurricane Sandy and the resulting super-storm. We have been following the reports and we are certainly troubled by the devastation in portions of the mid-Atlantic and Northeast. We hope that each of you escaped the worst of this storm. Here in Bluefield and throughout much of our legacy markets we have snowfall of up to two feet and widespread power outages. Our employees worked hard to keep us up and running and we have been fortunate that customers experienced no meaningful service interruptions.

We have some very exciting results to share with you this morning as we begin to see the favorable impact of our two latest acquisitions and the unfolding of our strategic plan for growth and a material deployment of our excess capital.

I am pleased to say that, at this early point in those acquisitions, operations indicate smooth transitions and very strong contributions by both of these new divisions. This is evident in the earnings release this morning. You can see a material change in the operations for the third quarter which represent the first full quarterly impact. Most notably, GAAP Net Income for the third quarter increased by 147% over the linked quarter and 89% over the comparable quarter in 2011. And while there are several contributing factors, the principal source of the increase is attributed to the material acquisitions, the resulting balance sheet growth, and the significant efficiencies attendant to those transactions. I would add that both acquisitions obviously are performing better than plan and ahead of our modeled results.

We continue to have some level of merger-related expenses in the income stream. We have highlighted $645 thousand of these one-time costs in the third quarter.

One item that I would note is an “out-of-period” credit adjustment that was recorded in the third quarter related to our recently completed technology conversions. In short, the conversion highlighted a change in the recording of charged off loans under the legacy system which had the effect of overstating those historical charge-offs. The sum of that effect, net of tax, was approximately $1.5 million, and the gross amount of the recovery was recorded as a $2.4 million credit to other operating income in the third quarter.

This impairment charge and the one-time merger expenses obviously mute the impact of the favorable out-of-period credit adjustment. We actually calculate core earnings, excluding one-time charges and credits, at about 94% of reported GAAP net income.

We are very pleased with the core ROA of 1.35% and core ROTCE of 16.65% for the quarter. Core EPS also increased very dramatically to $0.44 for the quarter, up 57% versus the comparable quarter in 2011, and GAAP diluted EPS up $0.27 versus the linked-quarter to $0.47 for a 135% increase. These are extremely significant increases as we have now reset our balance sheet and earnings base

Based on our third quarter results we also see our initial projections of recovery of TBVPS from the acquisitions as conservative. At current levels we expect that recovery over a shorter timeframe. At this level we also expect to build capital at a much quicker rate and provide internally generated capital for future opportunities.

Lastly, I would also call your attention to our credit and NPA results. Levels of non-performing assets remain very manageable. We did acquire a level of non-covered land and construction credits in the Peoples transaction; however, those were marked at appropriate levels and we have seen some positive results in early resolutions versus our marked loan levels.

David D. Brown, Chief Financial Officer –

We reported common net income for the third quarter of 2012 of $10.1 million, or $0.47 per diluted share. Core earnings for the quarter were significantly stronger than last quarter at $9.4 million, an increase of over 50%. Core ROA and ROE for the quarter were 1.35% and 11.39%, respectively. Net non-core items of $644 thousand were made up of securities impairments, merger costs, and a one-time correction of past overstatements of loan charge-offs.

Margin for the third quarter was 4.48%, which is largely the result of the addition of the Waccamaw and Peoples portfolios. The core of the balance sheet remained strong with ex-accretion margin for the quarter of approximately 3.96%, which is up 3 basis points from last quarter.

We made a $1.9 million provision for loan losses during the third quarter and other real estate costs and net losses amounted to $490 thousand. Total credit costs of $2.4 million, were higher than the $1.8 million reported last quarter, but still lower than last year.

Wealth revenues increased $65 thousand, or 7%, on a linked-quarter basis on better advisory revenues. Linked-quarter, deposit account service charges increased $566 thousand, or 17%, and up $491 thousand, or 14%, over the same quarter last year. Service charges were positively impacted by the addition of Waccamaw. Other service charges and fees were up a little over last quarter. Insurance revenues were up 21% linked quarter and 6% over last year. Growth in core business continues to show in that line of business as Greenpoint shows year-to-date pre-tax income of $1.3 million, which is up over $600 thousand compared to last year.

Also in non-interest income is the effect of some other-than-temporary impairment we recognized this quarter. It is due to our one remaining private-label MBS. Other operating income for the quarter includes an adjustment to correct overstatements in loan charge-offs that built up over the course of five years. The difference was uncovered during the Bank’s core system conversion during September. We determined that no prior period’s net income was misstated, so we ran the one-time adjustment of $2.4 million through this quarter.

In the area of non-interest expense, the third quarter efficiency ratio got a boost from loan accretion and was 52.4%. Ex-accretion, efficiency was 57.6% and on par with last quarter. Total salaries and benefits were $10.9 million, an increase of nearly $2 million from last quarter. About $900 thousand of the increase is attributable to Waccamaw and Peoples salaries and wages, $100 thousand is due to overtime largely related to the core system conversion, $330 thousand is in increased incentive comp accruals, and $390 thousand is in additional medical costs. The increased medical accruals are due largely to the new employees, but we are still doing much better than last year. The rest of the increase is due to some increases in salaries and staff here at corporate, largely reflective of the additional work associated with the FDIC deal.

The other operating expense line was $5.3 million for the quarter. Within that line we saw many individual increases and decreases, but the general increase is attributable to our enlarged branch network and costs associated with the FDIC deal.

When we look at the core earnings for the quarter, I feel we have basically reset the earnings for the company. Legacy margin has been holding relatively steady. It will be difficult, but not impossible to maintain this level as we will continue to see loans and securities reprice downward. We have some room to push CD costs down further, but also see potential for future benefit by locking some of that funding in at historically low levels for 4 or 5 years. As with many institutions, we are trying to put as much cash liquidity to use as possible through the asset or liability side, so that may have a positive effect on margin. We also expect that accretion will tail down over each successive quarter, though I don’t have an accurate estimate of that for you now.

On the expense side, we will see personnel savings of roughly $150 thousand annually since Peoples converted in mid-September. We also have some more to recognize from the Waccamaw transaction as we move through its upcoming system conversion. I expect that we will see personnel cost savings of between $500 and $750 thousand annually post-conversion. We also have several branch closure/consolidations that will occur in the fourth quarter, so we will recognize some benefit there.

Period-end total assets shrank $15 million, or less than 1%, since June 30th. The CD portfolio declined $62 million, or 7%, since last quarter-end, which has had a positive effect on margin.

At September 30th, tangible book value per share was $11.45. We are still very bullish on the two recent deals and remain confident that we will be able to make our stated earn-back goals.

Gary R. Mills, Chief Credit Officer –

The loan portfolio measured $1.76 billion at quarter-end, and was comprised of loans covered under loss share agreements of $224 million and loans not covered under loss share agreements of $1.539 billion. As previously mentioned, this represents significant growth of 26% and 28% as compared to year-end 2011 and third quarter 2011, respectively. During the quarter, the loan portfolio did decline approximately $44 million, with covered loans declining $15 million and non-covered loans declining $29 million. I primarily attribute the decline in the covered loan portfolio to workout activity and normal payoff activity. The non-covered portfolio decline was primarily the result of several substantial payoffs received during the quarter which included: a $10 million construction mini-perm facility associated with a multi-family project in the Richmond market; a $5 million loan secured by marketable securities; and the resolution of a $2.5 million 1-4 family loan through foreclosure and migration to OREO. Loan application activity within 1-4 family and small business loans remains relatively brisk driven primarily by refinances. Commercial loan application activity, while remaining generally consistent with prior quarters’ activity, continues to be light. Again, a majority of the commercial loan opportunity has been refinance of existing debt. We have observed some approved credit requests failing to close due to the property not appraising for a sufficient value to provide a conforming LTV.

Non-covered, non-accrual loans remained relatively flat during the quarter as they were $26.40 million, or 1.72% of total non-covered loans, at quarter-end as compared to $27.95 million, or 1.78%, as of June 30, 2012. The five largest non-accrual loan relationships account for 39% of total non-covered, non-accrual loans. The largest of these, a $3.3 million loan relationship in the C&I segment, is in the process of litigation with expected resolution to occur by second quarter 2013; and while we believe it’s reasonable to expect a favorable outcome, the bank has a long-established 100% specific reserve against the relationship. The second largest relationship is $2.7 million within the hospitality industry. This relationship has been making timely principal and interest payments since mid-summer and it is anticipated that if this satisfactory payment performance continues through year-end the credit will be eligible for upgrade to accruing status in the first quarter of 2013. Also included within these larger non-accrual loan relationships is a $1.3 million relationship within the commercial real estate segment. The borrower has been making timely payments since mid-summer and it is anticipated that if this satisfactory payment performance continues the relationship will be eligible for upgrade to accruing status in first quarter 2013.

The allowance for loan losses measured $25.84 million, or 1.68% of total non-covered loans, as compared to $26.17 million, or 1.67% of total non-covered loans, as of second quarter 2012. Net charge-offs were $2.25 million, or 0.57% annualized, as a percentage of average loans during the quarter as compared to a third quarter provision of $1.92 million. This continues relatively consistent net charge off performance for the Bank and as I have mentioned in prior calls I anticipate this trend to continue with the potential for intermittent lumpy quarters.

Item 9.01 Financial Statements and Exhibits

(d)   The following exhibit is included with this report:

Exhibit No.	Exhibit Description

99.1	Earnings press release dated November 2, 2012

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include:  changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST COMMUNITY BANCSHARES, INC.

Date:	November 2, 2012	By:	/s/ David D. Brown

David D. Brown
Chief Financial Officer